Exhibit 99.1

Investor Relations: Geoffrey M. Boyd Chief Financial Officer 612-436-6486 Media Inquiries: Robert E. Pickens Chief Operating Officer 612-436-6604

For Immediate Release

Eschelon Telecom, Inc. Signs Purchase Agreement To Be
Acquired By Integra Telecom, Inc. For $30 Per Share

Minneapolis, MN — March 20, 2007: Eschelon Telecom, Inc., (NASDAQ: ESCH) a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced that it has signed a definitive agreement to be acquired by Portland, Oregon-based Integra Telecom, Inc., a privately-held integrated communications provider offering retail services to businesses in Oregon, Washington, Utah, Idaho, California, Arizona, Minnesota, and North Dakota.

Under the terms of the agreement, which was approved by the boards of directors of both companies, Integra Telecom will acquire Eschelon for $30.00 a share in cash, which equates to a total equity value of approximately $566 million on a fully diluted basis. The acquisition will be financed through a fully committed senior credit facility arranged by Deutsche Bank Securities.   The transaction is subject to the approval of a majority of Eschelon’s shareholders and the satisfaction of customary closing conditions and regulatory approvals.

Richard Smith, Eschelon’s Chief Executive Officer stated, “This transaction provides significant benefits for Eschelon’s shareholders—the $30.00 share price represents a 48% premium to our 90-day moving average price and it represents a 109% improvement over our price of just one year ago.  Our Associates have done an excellent job in building value for the company and this transaction indicates that key goal has been accomplished.”

“We believe the combination will create the most established, cash profitable competitive local exchange carrier in our region with increased market strength, greater financial power and enhanced product choices, well positioning the customers and employees of both companies for the future. We recognize the value and experience of the Eschelon employees and look forward to welcoming them to the combined organization as we join together to build upon the successful records of both companies and create value through the integration,” added Dudley Slater, Chief Executive Officer of Integra Telecom.

Eschelon was advised by Latham & Watkins LLP and received a fairness opinion on the transaction from Jefferies & Company. Integra was advised by Deutsche Bank Securities with legal counsel provided by Perkins & Coie LLP.

About the Transaction

The Merger Agreement between the two companies was filed with the Securities and Exchange Commission on Form 8-K today.

Conference Call at 9:00 AM Central Daylight Time Today

Eschelon will host a conference call for investors and analysts today, March 20, 2007 at 9:00 a.m. Central Time, to discuss today’s announcement. To listen to the live call, dial 800-257-7063.  A replay will be available through March, 2007 by dialing 800-405-2236 (passcode: 11086744#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 45 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,400 telecommunications/Internet professionals, serves over 60,000 business customers and has approximately 600,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada, Montana and California.  For more information, please visit our web site at www.eschelon.com

About Integra Telecom

Integra Telecom, Inc. provides voice, data and Internet communications to thousands of business and carrier customers in eight Western states, including: Arizona, California, Idaho, Minnesota, North Dakota, Oregon, Utah and Washington. The company owns and operates a best-in-class fiber-optic network comprised of eight metropolitan access networks, a nationally acclaimed tier one Internet and data network and a 4,700-mile high-speed long haul network. The company enjoys some of the highest customer loyalty and customer satisfaction ratings in the telecommunications industry. Primary equity investors in the company include Bank of America Capital Investors, Boston Ventures and Nautic Equity Partners. Integra Telecom and Electric Lightwave are registered trademarks of Integra Telecom Inc. For more information, visit www.integratelecom.com.

IMPORTANT INFORMATION

In connection with the merger, Eschelon will file a proxy statement and other materials with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Eschelon and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in Eschelon’s proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed transaction when it becomes available. You may obtain Eschelon’s proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of Eschelon’s proxy statement, when it becomes available, any amendments and supplements to the proxy statement and other relevant documents by writing to Eschelon at 730 Second Avenue South, Suite 900, Minneapolis, MN 55402, Attn: Investor Relations or at www.eschelon.com under the tab “Investor Relations” and then under the heading “SEC Filings.”

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  In particular, statements regarding the consummation of the merger are subject to risks that the conditions to the transaction will not be satisfied. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the recent announcement of the proposed transaction, which may impact our ability to attract and retain customers, management and employees. We have incurred and will continue to incur significant advisory fees and other expenses relating to the transaction.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

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